EX-99.j

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 29, 2020, with respect to the financial statements and financial highlights of the Aberdeen International Sustainable Leaders Fund, Aberdeen Global High Income Fund, and Aberdeen Global Equity Impact Fund, each a series of Aberdeen Investment Funds, incorporated herein by reference, and to the references of our firm under the heading “Financial Highlights” in the Prospectus and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 24, 2021